Exhibit 10.11

UCI ANNUAL INCENTIVE COMPENSATION PLAN

ELIGIBILITY: This annual incentive compensation (bonus) plan applies to UCI’s CEO, direct reports to the CEO and select direct reports to the Business Unit Presidents. This bonus plan replaces all other bonus plans previously in place for eligible employees.

Effective January 1, 2004, the annual bonus plan will be based on the information outlined below:

FUNDING: The bonus pool will be funded by audited corporate (UCI) EBITDA and free cash flow performance, independently weighted at 50%:

UCI EBITDA		FREE CASH FLOW
Performance	% Funding	Performance	% Funding
<137.2	0	<31.1	0
137.2	50	31.1	50
149.1	100	40.5	100
164.0	150	52.6	150

Performance between stated target performance percents will be funded at an interpolated rate.

In addition to the funding factor, payouts will be based on pre-established goals in the following areas:

FINANCIAL PERFORMANCE: (50%) Target payout at the higher of Case 2 or the 2004 plan (EBITDA and free cash flow, equally weighted) for your business unit (or for UCI if you are a corporate employee). As above, zero achievement if Case 1 not met, 50% achievement (or 25%) if Case 1 is met, etc.

MANAGEMENT OBJECTIVES: (25%) Based on pre-established, measurable objectives (i.e. reduction in working capital, reduction in receivables, lean manufacturing, etc.).

DISCRETIONARY: (25%) Based on CEO determination of individual performance as it relates to UCI’s goals and objectives, team work, customer relationships/service, safety, lean manufacturing, high standards of business ethics, etc.

This plan is administered by senior UCI management with the approval of the Compensation Committee. Individual payments will be based on actual base pay earned during the plan year. Payments will be made in cash after the conclusion of the plan year. Maximum payout is 150% of target. Employees must be employed by UCI or one of its business units on the date bonuses are paid in order to receive any bonus payment. Employees who become eligible for this program during the year will receive a pro-rated bonus based on their earnings for the year while under this plan.

(SAMPLE CALCULATION ATTACHED)

SAMPLE CALCULATION

Business Unit employee achieves the following performance in 2004:

BU Financial Achievement: performance was at target (50%)
Management Objectives: 20% earned (missed 25% payout)
Discretionary: 20% earned (missed 25% payout)

Total earned prior to funding factor is 90% (50 +20+20)

UCI achieves targeted EBITDA resulting in 100% funding and exceeds the maximum free cash flow funding resulting in 150% funding. Therefore, the total funding factor is 125% (100% + 150% divided by 2 equals 125%)

Percentage payout is 90% X 125% or 112.5% of this individual’s target bonus.